JPMORGAN CHASE

September 19, 2006|
Filed pursuant to Rule 433
Registration Statement Nos. 333-126750 and 333-126750-05
September 19, 2006

JPMORGAN CHASE CAPITAL XX
$1,000,000,000
6.550% CAPITAL SECURITIES, SERIES T
Issuer:

JPMorgan Chase Capital XX (the "Trust"), a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase
Securities:	6.550% Capital Securities, Series T
Legal Format:	SEC Registered
Aggregate Liquidation Amount:	$1,000,000,000
Liquidation Amount:	$1,000 per capital security
Distributions:	6.550% until Scheduled Maturity Date
CUSIP/ISIN:	[TBD]
Ratings:	Moody's Investors Service: A2 Standard & Poor's: A- Fitch: A
Settlement Date:	September 28, 2006 (T+7)
Scheduled Maturity Date:	September 29, 2036
Final Repayment Date:	September 15, 2066
Interest Payment Dates:	Paid semi-annually on each March 29 and September 29, commencing March 29, 2007, until Scheduled Maturity Date
Reference Treasury Benchmark Yield:	4.862% (4.500% due February 15, 2036)
Spread to Benchmark Treasury:	173 basis points (1.73%)
Day Count Convention:	30/360, until Scheduled Maturity Date
Interest Rate after Scheduled Maturity Date:	One-month LIBOR plus 2.16% payable on the last day of each calendar month based on Actual/360
Redemption at Par:	Anytime after Scheduled Maturity Date
Make-Whole prior to Scheduled Maturity Date:	Discounted present value of Treasury plus 37.5 basis points
Redemption for Tax Event:	Greater of par and discounted present value of Treasury plus 50 basis points.
Redemption for Capital Treatment Event:	At par
Deferral Provision:

The Trust will defer payments on the 6.550% Capital Securities for up to 10 years if JPMorgan Chase defers payments on the underlying junior subordinated debt securities. Payments cannot be deferred beyond the maturity date of the junior subordinated debt securities on September 15, 2066. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Replacement Capital Covenant:

A replacement capital covenant will apply until September 15, 2056. The dates referred to in the prospectus supplement on which the "applicable percentage" and the types of securities that constitute "qualifying capital securities" (as therein defined) will change are September 15, 2016 and September 15, 2036.

Public Offering Price:	$99.454
Underwriting Commissions:	$15,000,000
Use of Proceeds:	General corporate purposes.
Sole Structuring Advisor and Bookrunner:	J.P. Morgan Securities Inc.
Co-Managers:	Bear, Stearns & Co. Inc., UBS Securities LLC, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., Blaylock & Company, Inc., Morgan Keegan & Company, Inc., SunTrust Capital Markets, Inc.
Allocation:	Aggregate Liquidation Amount
J.P. Morgan Securities Inc.	$ 920,000,000
Bear, Stearns & Co. Inc.	$ 20,000,000
UBS Securities LLC	$ 20,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	$ 10,000,000
Blaylock & Company, Inc.	$ 10,000,000
Morgan Keegan & Company, Inc.	$ 10,000,000
SunTrust Capital Markets, Inc.	$ 10,000,000
___________________________
Total	$ 1,000,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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